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                                                                Exhibit 99(c)(2)

                                                               February 11, 1998

Mr. Robert Bohannon
Chief Executive Officer
Viad Corp
1850 North Central Ave.
Phoenix, AZ 85077

                           CONFIDENTIALITY AGREEMENT

Dear Mr. Bohannon:

     In connection with your interest in a potential acquisition transaction (the "Transaction") involving MoneyGram Payment Systems, Inc. (the "Company"), you have requested that we or our representatives furnish you or your representatives with certain information relating to the Company or the Transaction. All such information (whether written or oral) furnished after the date hereof by us or our directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, "our Representatives") to you or your directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents or your potential sources of financing for the Transaction (collectively, "your Representatives") and all analyses, compilations, forecasts, studies or other documents prepared by you or your Representatives in connection with your or their review of, or your interest in, the Transaction which contain or reflect any such information is hereinafter referred to as the "Information." The term Information does not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by you or your Representatives; (ii) is in the possession of you or your Representative prior to the date hereof, and was obtained from a source, or becomes available to you or your Representatives from a source (other than us or our Representatives) which is in either case, to the best of your knowledge or your Representatives' knowledge, is, or was at the time, not prohibited from disclosing such information to you or your Representative, as the case may be, by a legal, contractual or fiduciary obligation to us; or (iii) is independently developed by you or your Representatives.

     Accordingly, you hereby agree that:

     1. You and your Representatives (i) will keep the Information confidential and will not (except as otherwise required by law, regulation or legal process, and only after compliance with paragraph 3 below, or except as expressly permitted by a definitive acquisition agreement entered into with respect to the Transaction), without our prior written consent, disclose any Information in any manner whatsoever, and (ii) will not use any Information other than in connection with the Transaction; provided, however, that you may reveal the Information to your Representatives (a) who need to know the Information for the purpose of evaluating the Transaction, (b) who are informed by you of the confidential nature of the Information, and (c) who agree to act in accordance with the terms of this letter agreement. You will cause your Representatives to observe the terms of this letter agreement, and by any of your Representatives.

     2. You and your Representatives will not (except as otherwise required by law, regulation or legal process, and only after compliance with paragraph 3 below, or except as expressly permitted by a definitive acquisition agreement entered into with respect to the Transaction), without our prior written consent, disclose to any person the fact that the Information exists or has been made available, that you are considering the Transaction or any other transaction involving the Company, or that discussions or negotiations are taking or have taken place concerning the Transaction or involving the Company or any term, condition or other fact relating to the Transaction or such discussions or negotiations, including, without limitation, the status thereof,

     3. In the event that you or any of your Representatives are requested pursuant to, or required by, law, regulation or legal process to disclose any of the Information, you will notify us promptly so that we may seek a
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protective order or other appropriate remedy or, in our sole discretion, waive compliance with the terms of this letter agreement. In the event that no such protective order or other remedy is obtained, or that the Company waives compliance with the terms of this letter agreement, you will furnish only that portion of the Information which you are advise by your counsel is legally required.

     4. If you determine not to proceed with the Transaction, you will promptly inform our Representative, Morgan Stanley & Co. Incorporated ("Morgan Stanley"), of that decision and, in that case, and at any time upon the request of the Company or any of our Representatives, you will either (i) promptly destroy, or cause to be destroyed in connection with your Representatives, all copies of the written Information in your or your Representatives' possession and confirm such destruction to us writing, or (ii) promptly deliver, or cause to be delivered in connection with your Representatives, to the Company at your own expense all copies of the written Information in your or your Representatives' possession. Any oral Information will continue to be subject to the terms of this letter agreement.

     5. You acknowledge that neither we, nor Morgan Stanley or its affiliates, nor our other Representatives, nor any of our or their respective officers, directors, employees, agents or controlling persons within the meaning of
Section 20 of the Securities Exchange Act of 1934, as amended, makes any express or implied representation of (sic) warranty as to the accuracy or completeness of the Information, and you agree that no such person will have any liability relating to the Information or for any errors therein or omissions therefrom. You further agree that you are not entitled to rely on the accuracy or completeness of the Information and that you will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Transaction, subject to such limitations and restrictions as may be contained therein.

     6. You are aware, and you will advise your Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, nonpublic information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

     7. In consideration of receiving material nonpublic information as described in the first paragraph of this agreement, and subject to the immediate paragraph below, you agree that, for a period of one year from the date of this letter agreement, neither you nor any of your affiliates will, without the prior written consent of the Company or its Board of Directors: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or any subsidiary thereof, or any assets of the Company or any subsidiary or division thereof; (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the Securities Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets;
(iv) form, join or in any way participate in a "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing; or (v) request the Company or any of our Representatives, directly or indirectly, to amend or waive any provision of this paragraph.

     In the event that any other person or entity not affiliated or otherwise acting with you (i) makes an unsolicited public announcement of its desire to enter into an Acquisition Transaction (as defined below), setting forth a proposed purchase price and other material terms and conditions of such proposed transaction, or (ii) enters into an agreement with the Company providing for an Acquisition Transaction, you may then make any proposal (or request permission to make any proposal) to engage in an Acquisition Transaction. For purposes of this Agreement, an "Acquisition Transaction" shall mean any merger or other business combination or acquisition of any substantial part of the assets or greater than 25% of the voting stock of the Company.

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     8.  You agree that, for a period of eighteen (18) months from the date of this letter agreement, you will not, directly or indirectly, solicit for employment any employee of the Company or any of its subsidiaries with whom you have had contact, or who became known to you, after the date of this letter agreement in connection with your consideration of the Transaction so long as they are employed by the Company or any of its subsidiaries and for a period of three months thereafter. Provided, however, the foregoing restriction on solicitation of employees does not apply (i) general solicitations for employment, (ii) to situations in which you have not knowingly solicited for hire, or assisted in the hiring of, any person presently employed by or for the Company or any of its subsidiaries, or (iii) individuals who have already interviewed with you concerning an employment opportunity prior to the date hereof.

     9. You agree that all (i) communications regarding the Transaction, (ii) requests for additional information, facility tours or management meetings, and
(iii) discussions or questions regarding procedures with respect to the Transaction, will be first submitted or directed to Morgan Stanley and not to the Company. You acknowledge and agree that (a) we and our Representatives are free to conduct the process leading up to a possible Transaction as we and our Representatives, in our sole discretion, determine (including, without limitation, by negotiating with any prospective buyer and entering into a preliminary or definitive agreement without prior notice to you or any other person), (b) we reserve the right, in our sole discretion, to change the procedures relating to our consideration of the Transaction at any time without prior notice to you or any other person, to reject any and all proposals made by you or any of your Representatives with regard to the Transaction, and to terminate discussions and negotiations with you at any time and for any reason, and (c) unless and until a written definitive agreement concerning the Transaction has been executed, neither of us, our Representatives or your Representatives will have any liability, other than as set forth herein, with respect to the Transaction.

     10. You acknowledge that remedies at law may be inadequate to protect us against any actual or threatened breach of this letter agreement by you or by your Representatives, and, without prejudice to any other rights and remedies otherwise available to us, you agree that Company shall have the right to petition for injunctive relief from a court of competent jurisdiction as may be necessary and appropriate to prevent any unauthorized use of Information by you or your Representatives, and that you will not oppose such injunction on the grounds that an adequate remedy is available at law. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final, nonappealable order that this letter agreement has been breached by you or by your Representatives, then you will reimburse the Company for its reasonable costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with all such litigation.

     11. You agree that no failure or delay by us in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any right, power or privilege hereunder.

     Accordingly, Company hereby agrees that:

     12. Company and our Representatives will not (except as otherwise required by law, regulation or legal process), without your prior written consent, disclose to any person the fact that you are considering the Transaction or any other transaction involving the Company, or that discussions or negotiations are taking or have taken place concerning the Transaction or involving you and your Representatives or any term, condition or other fact relating to the Transaction or such discussions or negotiations, including, without limitation, the status thereof.

     13. In the event that you are the prevailing party in litigation relating to this letter agreement, then Company will reimburse you for your costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with all such litigation.

     Accordingly, the parties hereto hereby agree that:

     14. This letter agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts between residents of that State and executed in and to be performed in that State.
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     15.  All obligations under this letter agreement shall terminate upon the consummation of a Transaction with you, or one year after the date hereof, except in connection with paragraph 8 above, which is eighteen (18) months after the date hereof, whichever shall occur sooner.

     16. This letter agreement contains the entire agreement between you and us concerning the confidentiality of the Information, and no modifications of this letter agreement or waiver of the terms and conditions hereof will be binding upon you or us, unless approved in writing by each of you and us.

     Please confirm your understanding and agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

                                          Very truly yours,

                                          MONEYGRAM PAYMENT SYSTEMS, INC.

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
                                                         By:    /s/ JOHN FOWLER
                                                                --------------------------------------
                                                         Name:  John Fowler
                                                                --------------------------------------
                                                         Title: Chief Financial Officer
                                                                --------------------------------------
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Accepted and Agreed as of the
date first written above.

VIAD CORP

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
By:    /s/ PHILIP W. MILNE
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Name:  Philip W. Milne
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Title: President/CEO of Travelers Express Company, Inc.
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